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GCP Applied Technologies Inc.

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On April 26, 2017, the Company issued the following letter to investors in response to the recent report of Institutional Shareholder Services:

April 26, 2017

Dear Investor,

The purpose of this letter is to respond to the recent report issued by Institutional Shareholder Services (“ISS”) regarding the annual meeting of GCP Applied Technologies Inc. (“GCP”) scheduled for May 4, 2017. In the report, ISS recommends a vote AGAINST two of our directors, Janice Henry, and Danny Shepherd. We strongly disagree with ISS’s recommendation and urge you to vote FOR of all of the Board’s nominees at the annual meeting.

In its initial version of the report issued on April 21, ISS recommended a vote against directors Henry and Shepherd as well as Greg Poling, our Chief Executive Officer. ISS based its recommendation of a vote against these directors on a mischaracterization of our governance structure, asserting that we have a classified board that lacks a sunset provision. When we saw the report, we immediately informed ISS that its report contained significant factual errors. In fact, our governing documents provide that our Board will be fully declassified by 2020. These provisions are clearly described in our 2017 Proxy Statement (in the first paragraph of Proposal One) and in the Registration Statement on Form 10 filed in connection with our separation from W. R. Grace & Co. (“Grace”) in 2016.

ISS subsequently issued a corrected report late in the evening on April 25. Nevertheless, ISS persists in recommending a vote against directors Henry and Shepherd because we have a supermajority vote requirement of two-thirds of the outstanding shares to amend our governing documents. ISS raises the concern that these provisions unduly limit shareholder input in governance decisions.

We disagree with that conclusion. We have just completed our first year as a public company, and believe it is significant that the supermajority provisions identified by ISS as the basis of its recommendation—like all of GCP’s corporate governance provisions—were implemented prior to GCP’s separation from Grace, when GCP was a wholly-owned subsidiary of Grace. Our Board as currently constituted did not adopt these provisions and has never approved them.

During our first year as a public company, we met or spoke with shareholders owning approximately 50% of our shares. As a new public company, we felt it was important to meet with investors to discuss GCP’s businesses and strategy and thereby provide investors a better understanding of the company. These meetings included some discussions of our governance and, in the months ahead, we intend to continue to engage with our shareholders regarding our governance structure as we position GCP for continued growth.

Finally, we believe ISS has been inconsistent in its recommendations with respect to supermajority voting requirements, and we are aware of other recent examples where ISS has issued recommendations in support of the full board slate despite the presence of very similar provisions in a company’s governing documents.

ISS acknowledged that it was wrong on the facts regarding our time-limited classified board structure, and we believe they are wrong in continuing to recommend a vote against two of our directors on the basis of features of our governance put into place before our separation from Grace. It is not surprising that Glass-Lewis recommends a vote in favor of all proposals on the ballot, including the election of all of our directors.

For the all of the above reasons, we urge you to vote FOR all of the persons nominated by the Board.

Thank you for your consideration. Your support is important to us.

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